Exhibit 2.8

FIRST AMENDMENT TO EXPORT PREFINANCING CREDIT FACILITY AGREEMENT

By and between:

BIOCERES S.A., represented by the signatories herein below, with domicile at Ocampo 210bis, Rosario, República Argentina, (hereinafter referred to as the “BORROWER”), y

RASA HOLDING LLC, represented herein by the signatories herein below, with domicile at 1209 Orange St. Wilmington, New Castle, Delaware 19801, (hereinafter referred to as the “SURETY”) on the one part, and

BAF Latam Trade Finance Fund B.V., represented herein by the signatories indicated hereinbelow, domiciled at De Boelelaan 7, 1083HJ, Amsterdam, The Netherlands, (hereinafter referred to as the “LENDER”).

The BORROWER and SURETY are jointly referred to as “DEBTORS”.

The BORROWER, the SURETY and the LENDER are jointly referred to as the “Parties”.

RECITALS:

I.                     On March 21st 2018, the Parties executed a Credit Facility Agreement (the “Master Agreement”) whose definitions, terms and conditions shall remain in force and effect and are applicable hereto and deemed reproduced herein to the extent that they are not expressly modified by this First Amendment;

II.                The DEBTORS acknowledge and represent that the Credit Facility Due amounts to United States Dollars FIVE MILLION TWO HUNDRED THOUSAND with 00/00 (USD 5,200,000.00) without prejudice to the applicable interests until the date of full payment according to the provision of the Master Agreement;

III.    In view of the needs of obtaining financing, the BORROWER requests the LENDER an increase in the amount of the Credit Facility in order to achieve the amount of United States Dollars SIX MILLION FIVE HUNDRED THOUSAND with 00/100 (US$ 6,500,000.00).

IV.            The BORROWER requested to the LENDER an extension of the Availability Term of the Master Agreement.

V.                 In view of the request of the BORROWER, the LENDER is willing to grant the BORROWER’s requirements detailed in whereas III. and IV. above, as long as: 1) the applicable Interest Rate over the increase of the amount of the Credit Facility shall be increased and 2) the Guaranties granted in connection with the Master Agreement which shall remain fully in effect and enforceable.

By virtue of the aforesaid whereas clauses, the Parties agree to execute this first amendment to the Master Agreement (the “First Amendment”) pursuant to the terms and conditions included in the following clauses:

ONE:     AMENDMENTS TO THE MASTER AGREEMENT

1.1. The Whereas Clause (f) of the Master Agreement shall be modified as follow:

(f) Whereas LENDER is willing to grant a credit facility of up to USD 6,500,000.00 (United States Dollars SIX MILLION FIVE HUNDRED THOUSAND with 00/100) to BORROWER, subject to the terms and conditions of this Master Agreement, to the extent and provided that (i) BORROWER and SURETY become jointly and severally bound to repay the same and to comply with all the obligations undertaken under the Master Agreement. (ii) the guarantees (as defined hereinbelow) are maintained in full force and effect and are enforceable until termination of the Master Agreement and payment of all the sums due by BORROWER under the Master Agreement, and (iii) the Parties agree on the applicable interest rate under each Disbursement Request

1.1                               Modify hereby the definition of “Availability Term”, “Credit Facility” and “Interest Rate” under Section ONE of the Master Agreement, which remain as follow:

“Credit Faculty” means this hot revolving credit facility which, subject to the terms and conditions of the Transaction Documents, LENDER shall grant to BORROWER, up to a total amount of USD 6,500,000.00 (United States Dollars SIX MILLION FIVE HUNDRED THOUSAND with 00/100) as the net maximum amount to be disbursed by LENDER.

“Availability Term” is the term fixed exclusively to the benefit of LENDER, as from the date of execution of the Master Agreement until AUGUST 31st 2018, during which LENDER undertakes to make the Credit Facility available to BORROWER.

“Interest Rate” means the interest rate applicable to each Disbursement Request that shall be consider to calculate the amount of the Sums Due.

TWO:    GENERAL TERMS

2.1                               The validity and effectiveness of this amendment will be subject to the constitution and perfection of all the Guaranties granted under the Master Agreement.

2.2                               This amendment does not imply or may be construed in any manner as a novation of the obligations assumed by the Parties under the Master Agreement.

2.3                               With the exception of those terms expressly modified by this First Amendment, all the rest of the terms, definitions, conditions and clauses of the Master Agreement shall remain unchanged and shall continue to be in full force and effect.

To the purposes set forth in this First Amendment, the Spanish version shall prevail over the English version.

FOURTEEN: PLACE AND DATE.

This Master Agreement is executed by DEBTORS in the City of Buenos Aires, Republic of Argentina, and by LENDER in Montevideo, Uruguay on August 28th 2018.

/s/ Federico Trucco
By: Bioceres S.A.
Name: Federico Trucco
Title: Attorney in fact

/s/ Federico Trucco
By: RASA Holding LLC
Name: Federico Trucco
Title: Attorney in fact

/s/ Dolores Beramendi
By: BAF Latam Trade Finance Fund B.V.
Name: Dolores Beramendi
Title: Attorney in fact